SOUTHWEST AIRLINES REPORTS SEPTEMBER TRAFFIC

DALLAS, TEXAS – October 6, 2017 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its September, third quarter, and year-to-date preliminary traffic statistics.

The Company flew 9.5 billion revenue passenger miles (RPMs) in September 2017, a decrease of 4.5 percent from the 9.9 billion RPMs flown in September 2016. Available seat miles (ASMs) decreased 1.6 percent to 11.6 billion in September 2017, compared with September 2016 ASMs of 11.8 billion. The September 2017 load factor was 81.7 percent, compared with 84.2 percent in September 2016. Based on these results and consistent with guidance furnished in a Form 8-K filed on September 28, 2017, the Company continues to estimate its third quarter 2017 operating revenue per ASM (RASM) to be flat to down one percent, as compared with third quarter 2016.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.southwestairlinesinvestorrelations.com

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

SEPTEMBER
	2017	2016	Change
Revenue passengers carried	9,892,965	10,148,682	(2.5)%
Enplaned passengers	11,925,104	12,302,964	(3.1)%
Revenue passenger miles (000s)	9,489,624	9,938,610	(4.5)%
Available seat miles (000s)	11,610,795	11,797,272	(1.6)%
Load factor	81.7%	84.2%	(2.5) pts.
Average length of haul	959	979	(2.0)%
Trips flown	104,379	105,535	(1.1)%

THIRD QUARTER
	2017	2016	Change
Revenue passengers carried	33,029,537	31,768,550	4.0%
Enplaned passengers	40,232,993	38,852,737	3.6%
Revenue passenger miles (000s)	33,128,227	32,315,952	2.5%
Available seat miles (000s)	39,053,164	37,881,510	3.1%
Load factor	84.8%	85.3%	(0.5) pts.
Average length of haul	1,003	1,017	(1.4)%
Trips flown	341,086	332,420	2.6%

YEAR-TO-DATE
	2017	2016	Change
Revenue passengers carried	96,561,189	92,712,998	4.2%
Enplaned passengers	117,248,334	112,960,419	3.8%
Revenue passenger miles (000s)	96,851,582	93,431,810	3.7%
Available seat miles (000s)	115,924,258	111,374,942	4.1%
Load factor	83.5%	83.9%	(0.4) pts.
Average length of haul	1,003	1,008	(0.5)%
Trips flown	1,010,703	981,409	3.0%

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